Filed Pursuant to Rule 424(b)(5)

Registration No. 333-248492

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 28, 2020)

$84,000,000

Aemetis, Inc.

Common Stock
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We have entered into an At the Market Issuance Sales Agreement, or the sales agreement, with H.C. Wainwright & Co., LLC, or the distribution agent, dated January 26, 2021, relating to the sale of our common stock offered by this prospectus supplement. In accordance with the terms of the sales agreement, under this prospectus supplement we may offer and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $84,000,000 from time to time through the distribution agent, acting as our agent. Sales of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. The distribution agent is not required to sell any specific amount, but will act as our distribution agent using commercially reasonable efforts consistent with its normal trading and sales practices.

The distribution agent will be entitled to compensation at a commission rate equal to 3.0% of the gross sales price per share sold under the sales agreement. The net proceeds, if any, that we receive from the sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. See “Plan of Distribution” beginning on page S-16 for additional information regarding the compensation to be paid to the distribution agent. In connection with the sale of the common stock on our behalf, the distribution agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the distribution agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the distribution agent with respect to certain liabilities, including liabilities under the Securities Act.

You should read this prospectus supplement in conjunction with the accompanying base prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying base prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the accompanying base prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the accompanying base prospectus, including any supplements and amendments thereto.

Our common stock is listed on The Nasdaq Stock Market under the symbol “AMTX.” On January 25, 2021, the last reported sale price of our common stock on The Nasdaq Stock Market was $8.80 per share.

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Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the corresponding sections in the accompanying base prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019, as well as our subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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H.C. Wainwright & Co.

The date of this prospectus supplement is January 26, 2021

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this entire prospectus supplement and the accompanying base prospectus, including the information included and referred to under “Risk Factors” below, the information incorporated by reference in this prospectus supplement and in the accompanying base prospectus, and the financial statements and the other information incorporated by reference in the accompanying base prospectus, before making an investment decision.

This prospectus supplement and the accompanying base prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying base prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update, or change information contained in the accompanying base prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying base prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying base prospectus and such documents incorporated by reference herein and therein.

Unless the context otherwise requires, the terms “Aemetis, Inc.,” “Company,” “our company,” “we,” “us,” or “our” refer to Aemetis, Inc., a Nevada corporation, and its subsidiaries. When we refer to “you” we mean the purchaser or potential purchaser of the shares of common stock offered hereby.

This prospectus supplement and the accompanying base prospectus relate to the offering of common stock. Before buying any securities offered hereby, we urge you to carefully read this prospectus supplement and the accompanying base prospectus, together with the information incorporated herein and therein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision. This prospectus supplement may add, update, or change information in the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the distribution agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the distribution agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this entire prospectus supplement and the accompanying base prospectus, including the information included and referred to under “Risk Factors” below, the information incorporated by reference in this prospectus supplement and in the accompanying base prospectus, and the financial statements and the other information incorporated by reference in the accompanying base prospectus, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Incorporation of Certain Information by Reference.”

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus supplement is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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The industry and market data and other statistical information contained in the documents we incorporate by reference are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

Securities offered pursuant to the registration statement to which this prospectus supplement relates may only be offered and sold if not more than three years have elapsed since the initial effective date of the registration statement, subject to the extension of this period in compliance with applicable SEC rules.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, including the sections entitled “Prospectus Supplement Summary” and “Risk Factors,” the accompanying base prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases made by the SEC. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. All statements other than statements of historical fact contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives for future operations, are forward-looking statements. Forward-looking statements in this prospectus supplement include, without limitation, statements regarding:

•       management’s plans;

•       trends in market conditions with respect to prices for inputs for our products versus prices for our products;

•       our ability to maintain and expand strategic relationships with suppliers;

•       trends in demand for renewable fuels;

•       the impact to our business from the COVID-19 global crisis;

•       trends in market conditions with respect to prices for inputs for our products versus prices for our products;

•       our ability to leverage approved feedstock pathways;

•       our ability to leverage our location and infrastructure;

•       our ability to incorporate lower-cost, non-food advanced biofuels feedstock at the Keyes plant;

•       our ability to adopt value-add by-product processing systems;

•       our ability to expand into alternative markets for biodiesel and its by-products, including continuing to expand our sales into international markets;

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•       the impact of changes in regulatory policies on our performance, including the Indian government’s recent changes to tax policies, diesel prices and related subsidies;

•       our ability to continue to develop new, and to maintain and protect new and existing, intellectual property rights;

•       our ability to adopt, develop and commercialize new technologies;

•       our ability to refinance our senior debt on more commercial terms or at all;

•       our ability to continue to fund operations and our future sources of liquidity and capital resources;

•      our ability to sell additional notes under our EB-5 note program and our expectations regarding the release of funds from escrow under our EB-5 note program;

•       our ability to improve margins;

•       our ability to raise additional capital; and

•       our anticipated use of the net proceeds from this offering.

COVID-19 may exacerbate one or more of the aforementioned and/or other risks, uncertainties and other factors more fully described in our reports filed with the SEC. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus supplement. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus reflect our views as of the date of this prospectus supplement about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described in “Risk Factors.” All readers are cautioned that the forward-looking statements contained in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements.

You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in or incorporated by reference into this prospectus supplement or the accompanying base prospectus are based on information available to us on the date of the applicable document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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You should read this prospectus supplement and the accompanying base prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying base prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying base prospectus. You should also carefully consider the matters discussed in the section in this prospectus supplement entitled “Risk Factors” and in the accompanying base prospectus and in other documents incorporated herein by reference. Moreover, the information contained in this prospectus supplement includes “forward-looking statements,” which are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. See the previous two pages of this prospectus supplement for cautionary information regarding forward-looking statements.

Our Company

We are an international renewable fuels and biochemicals company focused on the production of advanced fuels and chemicals through the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by conversion of ethanol and biodiesel plants into advanced biorefineries.

We operate in two reportable geographic segments: “North America” and “India.”

North America

We own and operate a 60 million gallon per year ethanol production facility located in Keyes, California (the “Keyes plant”). The Keyes plant produces its own combined heat and power (“CHP”) through the use of a natural gas-powered steam turbine, and reuses 100% of its process water with zero water discharge. In addition to ethanol, the Keyes plant produces Wet Distillers Grains (“WDG”), corn oil, and Condensed Distillers Solubles (“CDS”), all of which are sold to local dairies and feedlots as animal feed. The primary feedstock for the production of low carbon fuel ethanol at the Keyes plant is Number Two yellow dent corn. The corn is procured by J.D. Heiskell from various Midwestern grain facilities and shipped, via Union Pacific railroad, to an unloading facility adjacent to the Keyes plant. During the third quarter of 2017, we entered into an agreement with a major industrial gas company to sell CO2 produced at the Keyes plant, which added incremental income for the North America segment.

We also lease a site in Riverbank, CA, near the Keyes plant, where we plan to utilize biomass-to-fuel technology that we have licensed from LanzaTech Technology (“LanzaTech”) and InEnTec Technology (“InEnTec”) to build a cellulosic ethanol production facility (the “Riverbank Cellulosic Ethanol Facility”) capable of converting local California surplus biomass – principally agricultural waste – into ultra-low carbon renewable cellulosic ethanol. By producing ultra-low carbon intensity renewable cellulosic fuel ethanol, we expect to capture higher value D3 cellulosic renewable identification numbers (“RINs”) and California’s Low Carbon Fuel Standard (“LCFS”) carbon credits.

During 2018, Aemetis Biogas, LLC (“ABGL”) was formed to construct bio-methane digesters at local dairies near the Keyes plant, many of whom are already customers of the WDG produced at the Keyes plant. The digesters are connected by a pipeline to a gas cleanup and compression facility to produce Renewable Natural Gas (“RNG”). ABGL has completed construction on two dairy digesters and the related connecting pipeline. We also have signed participation agreements with an additional 15 local dairies near the Keyes plant in order to capture their methane, which would otherwise be released into the atmosphere, primarily from manure wastewater lagoons. We plan to capture methane from multiple dairies and pipe the gas to a centralized location at our Keyes plant. The impurities of the methane will then be removed and cleaned into bio-methane for injection into the local utility pipeline or to a renewable compressed natural gas (“RCNG”) truck loading station that will service local trucking fleets to displace diesel fuel. The bio-methane can also be used in our Keyes plant to displace petroleum-based natural gas. The environmental benefits of the ABGL project are significant because dairy biogas has a negative carbon intensity (“CI”) under the California LCFS and will also receive D3 RINs under the federal Renewable Fuel Standard (“RFS”). ABGL has constructed the first two digesters, and completed construction and began operations during the third quarter 2020.

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During 2017, Goodland Advanced Fuels, Inc. (“GAFI”) was formed to acquire land, buildings and process equipment in Goodland, Kansas for the construction and development of a next generation biofuel facility for $15.4 million. GAFI entered into a Note Purchase Agreement with Third Eye Capital Corporation (“Third Eye Capital”). GAFI, Aemetis, Inc. (“Aemetis”) and its subsidiary Aemetis Advanced Product Keyes (“AAPK”) also entered into separate Intercompany Revolving Notes, pursuant to which GAFI may lend a portion of the proceeds of the revolving loan under the Note Purchase Agreement to AAPK. On December 31, 2019, Aemetis exercised an option it was granted in connection with the foregoing to purchase all of the capital stock of GAFI and has future plans to construct an advanced biofuels facility at the Goodland site. Prior to December 31, 2019, GAFI was consolidated into the financial statements as a variable interest entity.

We entered into an agreement to purchase equipment from Mitsubishi on August 24th, 2018. We began the equipment installation in the first quarter of 2020. The agreement allowed for deferred payments of the equipment until the unit begins operations, which is expected to occur during the first quarter of 2021. The Mitsubishi ceramic membrane system allows for the progressive electrification of the Keyes facility by decreasing the natural gas usage at the facility. The ceramic membrane unit does this by decreasing steam usage in the distillation section of the Keyes facility. This project decreases the carbon intensity of the Keyes ethanol facility, allowing Aemetis to realize a higher price for the ethanol sold.

During 2019, we produced four products at the Keyes plant:  denatured ethanol, WDG, corn oil, and CDS.  We sold 100% of the ethanol and WDG produced to J.D. Heiskell pursuant to a Purchase Agreement established with J.D. Heiskell.  During the first quarter of 2020, we transitioned from selling 100% of the ethanol produce to J.D. Heiskell pursuant to a purchase agreement with J.D. Heiskell to a model where 100% of such ethanol is sold directly to Kinergy Marketing LLC (“Kinergy”) and the ethanol stored in the finished goods tank is owned by the Company. We sell corn oil to local animal feedlots (primarily poultry) through J.D. Heiskell as well as other feed mills in small amounts for use in various animal feed products. Small amounts of CDS were sold to various local third parties as an animal feed supplement.  Ethanol pricing for sales to Kinergy is determined pursuant to a marketing agreement between Kinergy and us, and is generally based on daily and monthly pricing for ethanol delivered to the San Francisco Bay Area as published by the Oil Price Information Service, as well as quarterly contracts negotiated by Kinergy with numerous fuel blenders.  The price for WDG is determined monthly pursuant to a marketing agreement between A.L. Gilbert and us, and is generally determined in reference to the local price of dry distillers grains (“DDG”), corn, and other protein feedstuffs. During 2020, we added a fifth product, high grade alcohol, sold directly to various customers throughout the West Coast. High grade alcohol pricing is based upon the demand and supply restrictions in the current market.

The following table sets forth information about our production and sales of ethanol and WDG for 2019 compared with 2018:

	2019	2018	% Change
Ethanol
Gallons Sold (in 000s)	64,708	65,596	-1.4%
Average Sales Price/Gallon	$1.77	$1.74	1.7%
WDG
Tons Sold (in 000s)	428	424	0.9%
Average Sales Price/Ton	$80.65	$76.38	5.6%

Key elements of our strategy include:

Leverage technology for the development and production of additional advanced biofuels and renewable chemicals. We continue to evaluate new technology and develop technology under our existing patents, and are conducting research and development to produce renewable chemicals and advanced biofuels from renewable feedstocks.

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Our objective is to continue to commercialize our portfolio of technologies and expand the adoption of these advanced biofuels and bio-chemicals technologies. We hold certain exclusive rights to the LanzaTech and InEnTec technologies (the “LanzaTech and InEnTec Technologies”) for the conversion of agricultural orchard, forest, dairy, and construction and demolition waste into an ultra-low carbon renewable fuel referred to in the biofuels industry as “cellulosic ethanol”. We intend to utilize this technology to produce cellulosic ethanol from agricultural biomass waste abundantly available from orchard waste wood and nutshells in the California Central Valley at the Riverbank Cellulosic Ethanol Facility. Our planned first phase has an estimated twelve million gallons per year nameplate capacity. We intend to expand production facilities to an estimated 36 million gallons per year nameplate capacity, and build additional plants in California to utilize the estimated 1.6 tons of waste orchard wood, as well as other waste wood and nutshell feedstocks.

Diversify and expand revenue and cash flow by continuing to develop and adopt value-added by-product processing systems and optimize other processing systems in our existing plants. In April 2012, we installed a DCO extraction unit at the Keyes plant and began extracting corn oil for sale into the livestock feed market. During 2014, we installed a second oil extraction system to further improve corn oil yields from this process. During 2017, we entered into agreements to sell substantially all of the CO2 produced at the Keyes plant to Messer, who is building a liquid CO2 capture plant adjacent to the Keyes Plant that began operations in the second quarter of 2020. We have plans to install mechanical vapor recovery (“MVR”) technology that allows for the compression of process vapor to steam resulting in reduction of water usage and energy consumption. Additionally, we have developed the Aemetis Integrated Microgrid Solutions (AIMS) that allows for the displacement of natural gas electricity with carbon-free electricity. We continue to evaluate and, as allowed by available financing and free cash flow from operations, adopt additional value-added processes that decrease costs and increase the value of the ethanol, WDG, DCO and CO2 produced at the Keyes plant.

Leverage our position as a plant operator to develop additional streams of revenues and profitability. In December 2018, we leveraged our relationship with California’s Central Valley dairy farmers by signing leases and raising funds to construct the ABGL Central Dairy Digester Cluster, constructing dairy digesters that collect methane which will be conveyed by pipeline to our Keyes Plant. We have constructed our first two digesters, and completed construction of our pipeline during the third quarter of 2020. In addition, we have signed agreements with approximately 15 additional dairies to construct additional dairy digesters. Additionally, we continue to evaluate technologies from our existing and planned operations for the development of the property in Goodland, Kansas.

Acquire, license our technologies to, or joint venture with other ethanol and biodiesel plants. There are approximately 200 ethanol plants and more than one hundred biodiesel plants that are operational in the U.S., as well as biofuels plants in Brazil, Argentina, India and elsewhere in the world that could be upgraded to expand revenues and improve their cash flow using technology commercially deployed or licensed by us. After developing and commercially demonstrating technologies at the Keyes, Kakinada and/or new Riverbank plants, we will evaluate on an opportunistic basis the benefit of acquiring ownership stakes in other biofuel production facilities and entering into joint venture or licensing agreements with other ethanol, renewable diesel or renewable jet fuel facilities.

Evaluate and pursue technology acquisition opportunities. We intend to evaluate and pursue opportunities to acquire technologies and processes that result in accretive value opportunities as financial resources and business prospects make the acquisition of these technologies and processes advisable. In addition, we may also seek to acquire companies, enter into licensing agreements or form joint ventures with companies that offer prospects for the adoption of technologies that would be accretive to earnings.

On March 18, 2020, the US Treasury Tobacco and Alcohol Tax and Trade Bureau (“TTB”) provided waivers allowing ethanol plants to produce high grade alcohol for use in hand sanitizer. During the first week of April 2020, we received our permanent permit allowing for sales of fuel ethanol, industrial alcohol and spirits for potable alcohol beyond the waiver period. Accordingly, we began supplying alcohol as a component of hand sanitizer. During June 2020, we renamed Biofuels Marketing, Inc. to Aemetis Health Products, Inc., and began a sales and marketing strategy of blending, bottling and selling hand sanitizer into retail branded and white label markets.

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During the second quarter of 2020, the initial demand for high-grade alcohol as a component of hand sanitizer experienced a significant spike in demand from COVID-19 pandemic due to severe supply shortages, and accordingly, we were able to produce and supply high volumes of this product. With the initial supply shortage mostly addressed, the sale of high-grade alcohol into this market is expected to remain strong through overall market growth and consumer behavioral changes. Market normalization will be dependent on external developments associated with the COVID-19 pandemic; however, we believe qualified producers will continue to see opportunities for ongoing consumer demand beyond the pandemic’s timeframe. As a producer of high-grade alcohol, with plans to increase product quality to US Pharmacopeia grade, and with the necessary permits to permanently supply into this market, we expect to emerge well positioned to produce a high-quality product and develop marketing channels that close the gap between suppliers and end customers.

India

We also own and operate a biodiesel production facility in Kakinada, India (the “Kakinada Plant”) with a nameplate capacity of 150,000 metric tons per year, or about 50 million gallons per year. We believe the Kakinada Plant is one of the largest biodiesel production facilities in India on a nameplate capacity basis. The Kakinada Plant is capable of processing a variety of vegetable oils and animal fat waste feedstocks into biodiesel that meet international product standards. The Kakinada Plant also distills the crude glycerin byproduct from the biodiesel refining process into refined glycerin, which is sold to the pharmaceutical, personal care, paint, adhesive and other industries.

In 2019, we primarily produced two products at the Kakinada Plant: biodiesel and refined glycerin produced from further processing of the crude glycerin produced as a by-product of the production of biodiesel. After the 2019 pretreatment unit upgrade, we can convert high-FFA oil into a renewable oil feedstock that that may be converted into biodiesel and sold to biodiesel market plants in India or exported to foreign plants to use for the production of biodiesel, renewable diesel and/or jet fuel. The byproduct of processing high-FFA oil into biodiesel is PFAD, which can be processed further into biodiesel or sold directly into the market starting in the third quarter of 2019.

The following table sets forth information about our production and sales of biodiesel and refined glycerin in 2019 and 2018:

	2019	2018	% Change
Biodiesel
Tons sold (1)	46,971	19,846	136.7%
Average Sales Price/Ton	$904	$857	5.5%
Refined Glycerin
Tons sold	5,173	4,748	9.0%
Average Sales Price/Ton	$543	$941	-42.3%
(1) 1 metric ton is equal to 1,000 kilograms (approximately 2,204 pounds).

Biodiesel pricing in India is indexed to the price of petroleum diesel, and as such, the increase in the price of petroleum diesel is expected to favorably impact the profitability of our Indian operations.

Key elements of our strategy include:

Capitalize on recent policy changes by the Government of India. We plan to continue to pursue the traditional bulk, fleet, industrial, retail, and transportation biodiesel markets in India, which we believe have become more economically attractive as a result of potential changes to government tax structures and policies, as well as new marketing channels that may open as a result changes to government policy changes. The rationalization of indirect taxation by the introduction of Goods and Services Tax (the “GST”), the introduction of biodiesel sales under government oil marketing company (“Government Oil Marketing Company”) contracts and the execution of contracts with major oil consumers are expected to drive revenue and margins in our India segment.

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Pursue tender offers from Government Oil Marketing Companies. In 2019, under the Indian government mandate of mixing biodiesel with diesel, the Kakinada Plant won the tender to supply biodiesel to Government Oil Marketing Companies such as Hindustan Petroleum, Bharat Petroleum, and Indian Oil Corporation and began supplying biodiesel in May 2019. These tenders open annually, usually in December, soliciting bids for the following year. During 2020, the India Government delayed the issuance of the tender, yet continues to indicate the issuance of a tender as soon as the first quarter of 2021. We plan to continue to pursue these tender offers made by the Government Oil Market Companies on economically reasonable terms.

Diversify our feedstocks from India. We designed our Kakinada Plant with the capability to produce biodiesel from multiple feedstocks. In 2009, we began to produce biodiesel from non-refined palm oil (“NRPO”). Between 2014 and 2019, we further diversified our feedstock to include animal oils and fats, which we used for the production of biodiesel to be sold into the European markets, refined, bleached & deodorized Palm Stearin, crude palm stearin, and RBD palm stearin. The byproduct of using RBD palm stearin is Palm Fatty Acid Distiller (“PFAD”), which can be further processed into biodiesel and sold, or sold directly into the market starting in the third quarter of 2019. Additionally, the Kakinada Plant is capable of producing biodiesel from used cooking oil (“UCO”); however, the importation of UCO is not currently allowed in India, and as a result, we are looking for a local supply source of UCO to expand our feedstock diversity. In 2018, we completed a pretreatment unit at the Kakinada Plant to convert up to 5% high free fatty acid (“FFA”) feedstocks into oil that can be used to produce biodiesel, which was further upgraded in 2019 to convert up to 20% high FFA feedstocks, both of which are available at lower cost than our traditional feedstocks.

Develop and commercially deploy technologies to produce high-margin products. We plan to continue investing in the conversion of lower quality, waste oils into higher value biofuels, including renewable diesel. Additionally, we continue to evaluate improvements to the throughput capacity and efficiency of the plant. We plan to invest in those areas that allow for more efficient and higher throughput for the processing of biodiesel and refined glycerin. The technologies for these conversion process may be licensed from third parties or internally developed.

Evaluate and pursue technology acquisition opportunities. We intend to evaluate and pursue opportunities to acquire technologies and processes that result in accretive earnings opportunities as financial resources and business prospects make the acquisition of these technologies and processes advisable. In addition, we may also seek to acquire companies, or enter into licensing agreements or form joint ventures with companies that offer prospects for the adoption of accretive earnings business opportunities.

Our History

We were incorporated in Nevada in 2006 under the name American Ethanol, Inc. We completed a reverse merger of American Ethanol, Inc. with Marwich II, Ltd., a public shell company, on December 7, 2007. For accounting purposes, the reverse merger was treated as a reverse acquisition with American Ethanol as the acquirer and Marwich as the acquired party. After consummation of the reverse merger, we changed our name to AE Biofuels, Inc.

In 2011, we acquired Zymetis, Inc., a biotechnology company with a patented organism that enables the production of renewable advanced biofuels and biochemicals. As a part of the acquisition, we changed our name to Aemetis, Inc. In 2012, we acquired all of the outstanding shares of Cilion, Inc., and thereby acquired the Keyes plant.

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Our Offices

We maintain our principal executive offices and corporate headquarters at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014. Our telephone number is (408) 213-0940. Our website is www.aemetis.com. Other than as described in “Where You Can Find More Information” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement or the accompanying base prospectus, and you should not consider it to be a part of this prospectus supplement or the accompanying base prospectus. Our website address is included as an inactive textual reference only.

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The Offering

Issuer	Aemetis, Inc.
Securities Offered	Shares of our common stock having an aggregate offering price of up to $84,000,000.
Manner of Offering	We have entered into an At the Market Issuance Sales Agreement, or the sales agreement, with H.C. Wainwright & Co., LLC, or the distribution agent, dated January 26, 2021, relating to the sale of our common stock offered by this prospectus supplement. In accordance with the terms of the sales agreement, under this prospectus supplement we may offer and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $84,000,000 from time to time through the distribution agent, acting as our agent. Sales of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. See the section entitled “Plan of Distribution” on page S-16 of this prospectus supplement.
Nasdaq Symbol	“AMTX.”
Use of Proceeds	We intend to use the net proceeds of this offering to purchase process equipment, including equipment necessary to upgrade our facility for high purity sanitizer alcohol, to fund engineering, permitting and construction for new projects, to provide working capital and to fund general corporate purposes. We may also use a portion of the net proceeds of this offering to repay certain indebtedness. See the section entitled “Use of Proceeds” on page S-11 of this prospectus supplement.
Risk Factors

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus before making a decision to invest in our common stock.

S-7

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below, together with the other information in this prospectus supplement and the accompanying base prospectus and the information contained in our other filings with the SEC as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus in their entirety, together with other information in this prospectus supplement, the accompanying base prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

The widespread outbreak of an illness, pandemic (such as COVID-19) or any other public health crisis may have material adverse and volatile effects on our financial position, results of operations or cash flows.

The spread of COVID-19 has caused global business disruptions beginning in January 2020, including disruptions in the energy and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, reduced global demand of goods and services, and created significant volatility and disruption of financial and commodity markets. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and projects in the expected time frame, is uncertain and depends on various factors, including the demand for ethanol, biodiesel, WDG, glycerine, CDS and DCO, the availability of personnel, equipment and services critical to our ability to operate our properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. Therefore, the degree of the adverse financial impact cannot be reasonably estimated at this time.

We have facilities located in California and India, and the employees working in those facilities may be at greater risk for exposure to and for contracting the COVID-19 virus. The spread of COVID-19 in these locations may result in our employees being forced to work from home or missing work if they or a member of their family contract COVID-19. Additionally, the spread of COVID-19 may result in economic downturns in the markets in which we sell our products and lead to reduced demand for gasoline in such markets, each of which may impair demand for ethanol, harm our operations and negatively impact our financial condition. We are dependent on a limited number of highly skilled individuals to operate our plant. A widespread outbreak at either plant could result in suspension of operations until infected individuals recuperate.

 You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock. Assuming that an aggregate of 9,545,455 shares of our common stock are sold at a price of $8.80 per share pursuant to this prospectus supplement which was the last reported sale price of our common stock on Nasdaq on January 25, 2021, for aggregate net proceeds of approximately $81.4 million after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of approximately $11.06 per share. See the section entitled “Dilution” on page S-12 of this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.

We are currently not profitable and historically, we have incurred significant losses.  If we incur continued losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

S-8

Historically, we have relied upon cash from debt and equity financing activities to fund substantially all of the cash requirements of our activities.  As of December 31, 2019, we had an accumulated deficit of approximately $237.4 million. For our fiscal years ended December 31, 2019 and 2018, we reported a net loss of $39.5 million and $36.3 million, respectively. We may incur losses for an indeterminate period of time and may not achieve consistent profitability.  We expect to rely on cash on hand, if any, cash generated from our operations, borrowing availability, if any, under our lines of credit and proceeds from future financing activities, if any, to fund all of the cash requirements of our business.  In some market environments, we may have limited access to incremental financing, which could defer or cancel growth projects, reduce business activity or cause us to default on our existing debt agreements if we are unable to meet our payment schedules. An extended period of losses or negative cash flow may prevent us from successfully operating and expanding our business.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

While we intend to use the net proceeds of this offering to purchase process equipment, including equipment necessary to upgrade our facility for high purity sanitizer alcohol, to fund engineering, permitting and construction for new projects, to provide working capital, repay indebtedness and to fund general corporate purposes, we may not use these proceeds effectively. Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

We may be unable to use some or all of the net proceeds of this offering as intended.

Under our note facilities with Third Eye Capital, we owe approximately $141.4 million, including the GAFI Debt and excluding debt discounts, as of December 31, 2019. We have requirements to apply funds to repay interest and principal, and will require approvals from Third Eye Capital. If the approvals are not provided, we may be required by our senior lender to use a portion or all of the net proceeds of this offering to repay our note facilities.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

We cannot predict the effect, if any, that future issuances or sales of our common stock, preferred stock, warrants, or debt securities convertible into or exercisable or exchangeable for common stock, including sales of our common stock pursuant to the sales agreement, or the availability of our securities for future issuance or sale, will have on the market price of shares of our common stock. Issuances or sales of substantial amounts of our common stock, preferred stock, warrants, or debt securities convertible into or exercisable or exchangeable for common stock, including sales of our common stock pursuant to the sales agreement, or the perception that such issuances or sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future.

It is not possible to predict the actual number of shares we will sell under the sales agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the distribution agent at any time throughout the term of the sales agreement. The number of shares that are sold through the distribution agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the common stock during the sales period, the limits we set with the distribution agent in any applicable placement notice, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

S-9

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

We have entered into new markets for high grade alcohol, including the sanitizer market and other industrial alcohol segments. These new markets, along with existing transportation/energy markets Aemetis already serves, are highly volatile and have significant risk associated with current market conditions.

We have limited experience in marketing and selling high grade alcohol. As such, we may not be able to compete successfully with existing or new competitors in supplying high grade alcohol to potential customers. Furthermore, there can be no assurance that our high grade alcohol business will ever generate significant revenues or maintain profitability. The failure to do so could have a material adverse effect on our business and results of operations.

S-10

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross proceeds of up to $84,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds of this offering to purchase process equipment, including equipment necessary to upgrade our facility for high purity sanitizer alcohol, to fund engineering, permitting and construction for new projects, to provide working capital and to fund general corporate purposes. We may also use a portion of the net proceeds of this offering to repay certain indebtedness. For further details concerning such indebtedness, please read our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information incorporated by reference into this prospectus supplement and the accompanying base prospectus.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of the development and commercialization of our technologies and other factors described under “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

S-11

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our historical net tangible book deficit of our common stock as of September 30, 2020 was approximately $175.6 million, or $8.35 per share of our common stock based upon 21,027 thousand shares outstanding. Historical net tangible book deficit per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2020.

Our net tangible book value as of September 30, 2020, was a deficit of $175.6 million, or $8.35 per share of our common stock compared to our pro forma net tangible book deficit of $159.8 million or $6.35 per share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to our receipt of an estimated $15.8 million in net proceeds from the issuance and sale of 4,148 thousand shares of common stock pursuant to our existing at-the-market program from October 1, 2020 to January 25, 2021. Pro forma net tangible book deficit per share represents pro forma net tangible book deficit divided by the total number of shares outstanding as of September 30, 2020, after giving effect to the pro forma adjustment described above.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of our common stock in the aggregate amount of $84 million at an assumed offering price of $8.80 per share, the last reported sale price of our common stock on The Nasdaq Stock Market on January 25, 2021, after including sales of common stock pursuant to our existing at-the-market program from October 1, 2020, through January 25, 2021 and after deducting commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book deficit as of September 30, 2020 would have been approximately $78.4 million, or $2.26 per share of common stock. This represents an increase in net tangible book value compared to the net tangible book value as of September 30, 2020 of $6.09 per share to our existing stockholders and an immediate dilution of $11.06 per share to new investors in this offering.

The following table illustrates this calculation on a per share basis. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus supplement. The as adjusted information assumes that all of our common stock in the aggregate amount of $84.0 million is sold at the assumed offering price of $8.80 per share, the last reported sale price of our common stock on The Nasdaq Stock Market on January 25, 2021. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$8.80
Historical net tangible book value (deficit) per share as of September 30, 2020	$(8.35)
Increase in net tangible book value per share attributable to pro forma adjustment described above	2.00
Pro forma as adjusted net tangible book value (deficit) per share as of September 30, 2020	(6.35)
Increase in net tangible book value (deficit) per share attributable to new investors in this offering	4.09

Pro forma as adjusted net tangible book value (deficit) per share immediately after this offering		(2.26)

Dilution per share to new investors in this offering		$11.06

The foregoing table is based upon 21,027 thousand shares outstanding, adjusted to include 4,148 thousand shares of common stock issued pursuant to our existing at-the-market program from October 1, 2020 to January 25, 2021, and does not give effect to the exercise of any outstanding options or warrants. To the extent options and warrants are exercised, there may be further dilution to new investors.

S-12

The shares subject to the sales agreement with the distribution agent are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.80 per share shown in the table above would increase our adjusted net tangible book deficit per share after the offering to $2.32 per share and would increase the dilution per share to new investors in this offering to $12.12 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.80 per share shown in the table above would decrease our adjusted net tangible book deficit per share after the offering to $2.18 per share and would decrease the dilution per share to new investors in this offering to $9.98 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

S-13

OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been listed on the Nasdaq Stock Market under the symbol “AMTX” since June 6, 2014. Our common stock was previously quoted on the OTC Markets as an OTCQB company under the symbol “AMTX” from November 15, 2011 to June 5, 2014. Prior to November 15, 2011, our common stock was quoted on the OTC Markets as an OTCQB company under the symbol “AEBF.” On May 14, 2014, we effected a 1-for-10 reverse split of our outstanding common stock.

Holders

On January 25, 2021, we had 217 holders of record of our common stock.

Transfer Agent

Equiniti is the transfer agent and registrar for our common stock.

Dividend Policy

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock in the foreseeable future. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our Board of Directors. Our credit agreement also prohibits us from paying dividends on our common stock.

S-14

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020 on an actual basis, and on an adjusted basis to give effect to the sale of shares of common stock in this offering, the effect of sales of common stock pursuant to our existing at-the-market program between October 1, 2020 and January 25, 2021, and the use of funds for the capital expenditures. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2020
In thousands, except for par value	Actual	As Adjusted
Cash and cash equivalents	79	79
Long-term debt:
Current portion of long term debt	59,336	59,336
Long-term	167,010	167,010
Total long-term debt	226,346	226,346
Shareholders’ equity:
Series B convertible preferred stock, $0.001 par value; 7,235 authorized; 1,323 shares issued and outstanding (aggregate liquidation preference of $3,969)	1	1
Common stock, $0.001 par value; 40,000 authorized; 21,027 and 35,944 shares issued and outstanding, respectively	21	36
Additional paid-in capital	88,119	185,264
Accumulated deficit	(259,498)	(259,498)
Accumulated other comprehensive loss	(4,206)	(4,206)
Total stockholders’ deficit attributable to Aemetis, Inc.	(175,563)	(78,403)
Total capitalization	50,783	147,943

S-15

PLAN OF DISTRIBUTION

We have entered into a sales agreement with H.C. Wainwright & Co., LLC, or the distribution agent, under which we may offer and sell up to $84,000,000 of shares of our common stock from time to time through the distribution agent, acting as agent. Sales of shares of our common stock, if any, under this prospectus supplement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act.

The distribution agent will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and the distribution agent. We will designate the maximum amount of common stock to be sold through the distribution agent on a daily basis or otherwise determine such maximum amount together with the distribution agent. Subject to the terms and conditions of the sales agreement, the distribution agent will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct the distribution agent not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. The distribution agent or we may suspend the offering of our common stock being made through the distribution agent under the sales agreement upon proper notice to the other party. The distribution agent and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

Under the terms of the sales agreement, we may also sell our common stock to the distribution agent, as principal for its own account, at a price negotiated at the time of sale. If we sell shares to the distribution agent in this manner, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

We will pay the distribution agent commissions for its services in acting as agent in the sale of our common stock at a commission rate equal to 3.0% of the gross sale price per share sold. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the distribution agent under the sales agreement, will be approximately $100,000. We have also agreed to reimburse the distribution agent its reasonable out-of-pocket expenses, including attorney’s fees, in an amount not to exceed $50,000.

Settlement for sales of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and the distribution agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, Wainwright will be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of the distribution agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the distribution agent against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the sales agreement will terminate upon the earlier of (1) the issuance and sale of all shares or our common stock subject to the sales agreement; and (2) the termination of the sales agreement as permitted therein.

The distribution agent and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the distribution agent will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement. This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is filed with the SEC and is incorporated by reference into the registration statement of which this prospectus supplement is a part.

Our common stock is listed on The Nasdaq Stock Market under the symbol “AMTX.” On January 25, 2021, the last reported sale price of our common stock on The Nasdaq Stock Market was $8.80 per share.

S-16

LEGAL MATTERS

The validity of the shares of common stock offered hereby have been passed upon for us by McDonald Carano, LLP. Certain other matters have been passed upon for us by Shearman & Sterling LLP. Ellenoff Grossman & Schole LLP, is counsel for the distribution agent in connection with this offering.

EXPERTS

The consolidated financial statements of Aemetis, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated herein by reference have been so incorporated in reliance on the report of RSM US LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports; proxy statements; and other information with the SEC under the Exchange Act. Through our website at www.aemetis.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement or any accompanying base prospectus. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus supplement does not contain all of the information included in the registration statement, including certain exhibits. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

S-17

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement. Information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (File No. 001-36475) (including the information in Part III incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2020);
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 14, 2020, June 30, 2020, filed with the SEC on August 13, 2020, and September 30, 2020, filed with the SEC on November 12, 2020;
•	Our Current Reports on Form 8-K, filed with the SEC on February 5, 2020, February 18, 2020, April 28, 2020, June 9, 2020, August 18, 2020 and October 1, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of such Current Report on Form 8-K); and
•	The description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 3, 2014.

We also incorporate by reference into this prospectus supplement and the accompanying base prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Aemetis, Inc.
Attention: Corporate Secretary
20400 Stevens Creek Boulevard, Suite 700
Cupertino, CA 95014, +1 (408) 213-0940

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement and the accompanying base prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying base prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying base prospectus or in any documents previously incorporated by reference have been modified or superseded.

S-18

$84,000,000

Aemetis, Inc.

Common Stock

_____________________________________

PROSPECTUS SUPPLEMENT

_____________________________________

H.C. Wainwright & Co.

January 26, 2021